Exhibit 10.10

February 28, 2000

[Address deleted]

Dear Mark:

On behalf of Amazon.com Holdings, Inc. (the Company), I am very pleased to offer you the position VP/CAO. This letter clarifies and confirms the terms of your employment with the Company.

Start Date and Salary

Unless we mutually agree otherwise, you will commence employment on March 13, 2000 (Start Date). Your starting salary will be $125,000 annualized, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

Signing Bonus

In appreciation for your decision to join us, the Company will pay you a signing bonus in the amount of $675,000, payable in two installments ($450,000 payable on the date of your first regular paycheck and $225,000 payable on the date of your paycheck following the anniversary of your start date) and in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason prior to the first anniversary of your start date, you will be responsible for reimbursing the Company for the first $450,000 bonus, on a pro-rated monthly basis. If your employment with the Company is terminated for any reason after the first anniversary of your start date but before the second anniversary, you will be responsible for reimbursing the Company for the second $225,000 bonus, on a pro-rated monthly basis. The foregoing repayment obligation will not apply if your employment terminates due to the organizational change that results in the elimination of your position.

Benefits

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. All employees receive pro-rated vacation and personal time. Please refer to the enclosed benefits documents for more information. You are also eligible to participate in Amazon.com’s 401(k) retirement plan the first quarter after 90 days of employment and to enroll in our major medical plan on the first entry date following the commencement of your employment.

Stock Grant

Subject to Board of Directors’ approval, you will be granted an option to purchase 200,000 shares of Amazon.com common stock. The strike price on your stock option grant will be the fair market value per share of such stock on the Monday on or following your Start Date. The option will begin to vest on your Start Date and will vest 20% after one year of employment, an additional 20% after two years of employment, and an additional 5% per quarter thereafter. Your option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option.

Employment At Will

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

Confidentiality, Noncompetition and Invention Assignment Agreement

As a condition of your employment pursuant to this offer letter, we do require that you sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement. The Company’s willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

Additional Provisions

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification.

If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offer. Any further additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of this letter in the pre-addressed enclosed envelope by the sooner of three weeks from the date of this letter or five days prior to the above Start Date. If you intend to start your employment within five days of receiving this offer, please contact me immediately.

We are very excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ WARREN JENSON

Warren Jenson
CFO

ACCEPTANCE
I accept employment with Amazon.com Holdings, Inc. under the terms set forth in this letter; including the Start Date indicated above.

/s/ MARK S. PEEK	3/6/2000
Signature Mark Peek	Date